UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ARCONIC INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Arconic Inc. (the “Company”) distributed materials to its employees with the following messages:

“Keep Arconic Strong”

“I Support Arconic. VOTE THE WHITE PROXY CARD”

“Elliott’s “plan” for Arconic? IT JUST DOESN’T FLY.”

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The Company also sent the following employee communications:

Since the start of our proxy contest with Elliott Management, the activist hedge fund, employees have asked “How can I support Arconic?” Our best response to their misleading claims continues to be staying focused, working safely, and delivering for our customers and shareholders. At the same time, many employees want to visibly show support. They work hard to deliver to our customers and shareholders... they believe in our strategy and potential...they are our best ambassadors.

You by now should have received a box containing an assortment of “Keep Arconic Strong” materials to make available to employees as optional displays of Arconic pride and support. Please open your box and distribute.

Just as each shareholder’s vote is their choice, showing support via these materials is a personal decision. Employees have suggested we make them available in convenient common areas, like breakrooms, entrances, and HR offices. As always, please put safety first and make clear if items are not allowed on the shop floor. Questions about distribution? Email comm@arconic.com.

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Dear Location Leader,

Since the start of our proxy contest with Elliott Management, the activist hedge fund investor, employees have asked “How can I show my support for Arconic?” Our best response to their misleading claims continues to be staying focused, working safely, and delivering for our customers and shareholders.

At the same time, we’ve acted on the employee suggestion to make available optional displays of Arconic pride and support. Enclosed is an assortment of “Keep Arconic Strong” materials to share with employees at your location.

Just as each shareholder’s vote is their choice, showing support via these materials is a personal decision. Employees have suggested we make them available in convenient common areas, like breakrooms, entrances, and HR offices. As always, please put safety first and make clear if items are not allowed on the shop floor.

For facts on the proxy contest, go to www.arconic.com/annualmeeting. Our leader toolkit – including posters to display with these items, as well as infographics and talking points – can be found on the Arconnect portal (search for “Arconic Delivers”).

Questions about distribution? Email comm@arconic.com. If you have other questions related to communicating the proxy fight internally, please reach out to me at natalie.gillespie@arconic.com.

Sincerely,

/s/ Natalie Gillespie

Natalie Gillespie

Director, Internal & Leadership Communications